EXHIBIT NO. 10-45


                           SEPARATION AGREEMENT,
                        GENERAL RELEASE AND WAIVER

     This Separation Agreement, General Release and Waiver is made and entered into as of the 3rd day of November, 1997 by and between JACK H. ROSKOZ (hereinafter referred to as "Employee") and NEW YORK STATE ELECTRIC & GAS CORPORATION (hereinafter referred to as the "NYSEG").

                                WITNESSETH:
     WHEREAS, Employee has been employed by NYSEG since June 18, 1962 and has held the position of Executive Vice-President since
January 1, 1995; and

     WHEREAS, Employee s employment with NYSEG shall terminate effective midnight December 31, 1997 as a result of his voluntary retirement on that date; and

     WHEREAS, Employee and NYSEG desire to settle fully and finally all rights and obligations between them including, but in no way limited to, any rights and obligations that might arise out of Employee s employment with NYSEG, and the termination thereof;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

     1. Employee understands, acknowledges and agrees that his employment with NYSEG will terminate as of December 31, 1997. A copy of Employee s resignation as Executive Vice-President of NYSEG is attached. After December 31, 1997, Employee will no longer be authorized to act on behalf of NYSEG as an employee in any manner or to incur any expense or obligation in the name of NYSEG.

     2.   Provided that Employee does not revoke this Separation
Agreement, General Release and Waiver as provided in Paragraph
17, NYSEG agrees to pay Employee as follows:

          a.  Severance Pay in the amount of Thirty Three
Thousand Dollars ($33,000.00) payable in calendar year 1998, on or before January 15, 1998.

          b.  Benefits under NYSEG s Supplemental Executive
Retirement Plan (SERP), commencing on or about January 1, 1998.

The Severance and SERP Payments provided for in this Paragraph shall be subject to withholding for federal and state income taxes, FICA, and such other and further deductions as may be required by law.

     3. In addition to the consideration provided in Paragraph 2, Employee shall be entitled to receive his pension in accordance with the provisions of NYSEG s pension plan and shall also be entitled to receive such other benefits as NYSEG provides to its retired employees. Employee shall also be entitled to use his accrued unused vacation prior to December 31, 1997 or be paid for his accrued unused vacation through December 31, 1997 in accordance with NYSEG s vacation policy. In addition, Employee shall be entitled to his pro-rata accruals through December 31, 1997 under the NYSEG Additional Executive Incentive Compensation Plan and the NYSEG Executive Incentive Share Plan, and shall be reimbursed for expenses incurred in the course of his duties for NYSEG through December 31, 1997 in accordance with NYSEG s existing policies and procedures. Finally, Employee shall be entitled to benefits to the extent provided in the Employee Invention and Confidentiality Agreement Existing Executive, as amended, by and between NYSEG and Employee.

     4. Employee has returned or will return to NYSEG prior to December 31, 1997 all NYSEG information and related reports, files, memoranda, records, employee identification badges or cards, keys, computer access codes, software and other property which Employee received or prepared or helped prepare in connection with his employment; and Employee has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof.

     5. Except as expressly provided for in this Agreement and the Employee Invention and Confidentiality Agreement Existing Executive, as amended, Employee acknowledges and agrees that NYSEG owes Employee no wages, bonuses, vacation pay, sick time, personal time, holidays, severance pay, or other compensation, benefits, or payments of any kind or nature.

     6. As a material inducement to NYSEG to enter into this Separation Agreement, General Release and Waiver, and in consideration that NYSEG is paying and/or providing the payment set forth in Paragraph 2 above, which is a payment to which Employee would not have been entitled if Employee had not signed this Separation Agreement, General Release and Waiver, Employee hereby releases, acquits and forever discharges NYSEG, its directors, officers, shareholders, employees, representatives, agents, servants, successors and assigns, and all persons acting by, through or under or in concert with any of them and any subsidiaries or affiliates of NYSEG and their directors, officers, shareholders, employees, representatives, agents, servants, successors and assigns (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses (including attorneys fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibiting discrimination on the basis of sex, race, creed, national origin, color, religion, marital status, disability, age, or other forms of discrimination, claims growing out of Employee s employment relationship with NYSEG and/or the termination of that employment relationship, which Employee now has, owns, or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold, against each or any of the Releasees. Except as provided for in Paragraph 9 below, the General Release and Waiver set forth above specifically includes and waives any and all claims, rights, demands, obligations, losses, causes of action, costs, expenses and liabilities for compensation and/or exemplary damages and/or other relief arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, and any other federal, state or local law dealing with discrimination in employment on the basis of sex, race, creed, national origin, color, religion, marital status, disability, or age. The General Release and Waiver set forth above does not and is not intended to waive any rights or claims that may arise after the date on which Employee executes this Separation Agreement, General Release and Waiver.

     7. The Employee agrees that he will not make or publish any statements that disparage, denigrate or are otherwise critical of NYSEG or any other Releasees. NYSEG agrees that it will not make any statements that disparage, denigrate or are otherwise critical of Employee.

     8. In the event that Employee attempts to revoke this Agreement on or after its Effective Date or attempts to pursue a released claim against any of the Releasees, Employee agrees to pay all costs and expenses incurred by Releasees in defending against the claim including reasonable attorneys fees. This is in addition to any other remedy otherwise available to Releasees.

     9. NYSEG and Employee agree that this Agreement shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter "EEOC") to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, NYSEG and Employee agree that this Agreement shall not be used to justify interfering with Employee s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. NYSEG and Employee further agree that the Employee knowingly and voluntarily waives all rights or claims (that arose prior to Employee s execution of this Agreement) Employee may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys fees, experts fees) as a consequence of any investigation or proceeding conducted by the EEOC and any litigation concerning any facts alleged in any such charge.

    10. Upon and after the effectiveness of this Separation Agreement, General Release and Waiver, Employee shall cooperate with NYSEG, its subsidiaries and affiliates without further compensation or consideration (except for reimbursement of ordinary, necessary and reasonable business expenses for food, transportation and/or lodging, if any, incurred in fulfillment of a specific request from NYSEG for cooperation) in connection with NYSEG, subsidiary or affiliate business activities that occurred at any time within the scope of Employee s employment with NYSEG, such cooperation to include, but not limited to, reasonably requested sworn testimony concerning such NYSEG, subsidiary or affiliate business activities. NYSEG agrees to use its best efforts to limit any specific requests for cooperation in accordance with this paragraph to five (5) days per year. During the first two years after the execution of this Agreement, NYSEG further agrees that specific requests for cooperation which exceed five (5) days per year will be compensated by NYSEG at the rate of $1500.00 per day for each day beyond five (5) days in that year. NYSEG shall not be liable for such compensation unless Employee s specific cooperation on a matter has been requested by NYSEG in writing, for a period in excess of five (5) days.

     Beginning in the third year following execution of this Agreement, and continuing thereafter, specific requests for cooperation will be compensated by NYSEG at the rate of $1500.00 per day. NYSEG shall not be liable for such compensation unless Employee s specific cooperation on a matter has been requested by NYSEG in writing.

    11. The parties represent and agree that they will keep the terms, amount and fact of this Separation Agreement, General Release and Waiver completely confidential, and that Employee will not disclose any information concerning this Separation agreement, General Release and Waiver to anyone except his immediate family and his private attorney(s) and/or accountant(s), provided, that they agree to keep said information confidential and not disclose it to others; and NYSEG agrees not to disclose any information concerning this Separation Agreement, General Release and Waiver except to those persons or entities which have a need for such information.

    12. Employee agrees not to seek employment with NYSEG or any of its subsidiaries or affiliates at any time in the future.

    13. NYSEG hereby advises Employee to consult with an attorney prior to executing the Separation Agreement, General Release and Waiver. Employee represents and agrees that he fully understands his right to discuss all aspects of this Separation Agreement, General Release and Waiver with his private attorney(s); that to the extent, if any, that he desires, he has availed himself to this right; and that he has carefully read and fully understands all of the provisions of this Separation Agreement, General Release and Waiver; and that he is voluntarily entering into this Separation Agreement, General Release and Waiver.

    14. Employee represents and acknowledges that in executing this Separation Agreement, General Release and Waiver he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Separation Agreement, General Release and Waiver or otherwise.

    15. Employee and NYSEG understand and acknowledge that this Separation Agreement, General Release and Waiver shall not in any way be construed as an admission of wrongdoing or liability on the part of NYSEG, Employee or any other person.

    16. Employee represents and agrees that he fully understands his right to a period of twenty-one (21) days from the receipt of this Separation Agreement, General Release and Waiver within which to consider this Separation Agreement, General Release and Waiver. If Employee executes this Agreement at any time prior to the end of the, at least, twenty-one (21) day period that NYSEG gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee s right to consider the Agreement for at least twenty-one (21) days and was due to Employee s belief that Employee had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

    17. For a period of seven (7) days following the execution of this Separation Agreement, General Release and Waiver, Employee may revoke this Separation Agreement, General Release and Waiver by delivering a written letter of revocation to Richard R. Benson, Director of Human Resources, 4500 Vestal Parkway East, Binghamton, New York 13903. This Separation Agreement, General Release and Waiver shall not become effective or enforceable until the Revocation Period has expired.

    18. This Separation Agreement, General Release and Waiver sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understanding between the parties hereto pertaining to the subject matter hereof.

          [ The Remainder of This Page Intentionally Left blank]

     IN WITNESS WHEREOF, Employee and NYSEG have executed this
Separation Agreement, General Release and Waiver as of the date and year written below.
                                 NEW YORK STATE ELECTRIC
                                     & GAS CORPORATION

     Jack H. Roskoz              By  Richad R. Benson
     Jack H. Roskoz                  Richard R. Benson

Dated:  November 3, 1997         Dated:   November 3, 1997


STATE OF NEW YORK   )
                    ) SS.:
COUNTY OF BROOME    )

     On this 3rd day of November, 1997, before me, the subscriber, personally came RICHARD R. BENSON, Director of Human Resources for New York State Electric & Gas Corporation, known to me to be the same person described in and who executed the within instrument on behalf of New York State Electric & Gas Corporation and he duly acknowledged to me that he executed the same.


                              Joanne M. Whalen
                                Notary Public

STATE OF NEW YORK   )
                    ) SS.:
COUNTY OF BROOME    )

     On this 3rd day of November, 1997, before me, the subscriber, personally came JACK H. ROSKOZ, to me known and known to me to be the same person described in and who executed the within instrument and he duly acknowledged to me that he executed the same.


                              Joanne M. Whalen
                                Notary Public

November 3, 1997


New York State Electric and Gas Corporation
4500 Vestal Parkway East
Binghamton, New York 13903

Ladies and Gentlemen:

     As a result of my retirement I hereby tender my resignation as Executive Vice-President of New York State Electric & Gas
Corporation effective midnight December 31, 1997.

     I also tender my resignation, effective the same time and date, as President and Director of the Somerset Railroad
Corporation, and as a Director of Xenergy Corporation.

Sincerely,



Jack H. Roskoz